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                                                                    EXHIBIT 5.15

                      THE PAYDEN & RYGEL INVESTMENT GROUP
                       333 South Grand Avenue, 32nd Floor
                         Los Angeles, California 90071

                               December 16, 1997




Payden & Rygel
333 South Grand Avenue, 32nd Floor
Los Angeles, CA 90071

Ladies and Gentlemen:

         As you know, we wish to retain Payden & Rygel to act as investment adviser to our newly created High Income Fund series. Accordingly, this will confirm our agreement to amend Exhibit A to the Investment Management Agreement between us dated as of June 24, 1992, as heretofore amended, by adding the following paragraph:

         High Income Fund Series

         Annual Advisory Fees (as a percentage of average daily net assets) -- 0.35% of net assets.

         Operating Expense Limitation (as a percentage of average daily net assets) - Class A shares, 0.75%; Class B shares, 1.00%.

         In all other respects, the Investment Management Agreement between us, as heretofore amended, will remain unchanged. Please sign this letter below to confirm your agreement to this amendment.

                                                            Very truly yours,



                                                            Joan A. Payden
                                                            President

AGREED:

PAYDEN & RYGEL

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